Artisan Partners Asset Management Inc. Reports February 2026 Assets Under Management
Milwaukee, WI - March 10, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of February 28, 2026 totaled $188.5 billion. Artisan Funds and Artisan Global Funds accounted for $92.4 billion of total firm AUM, while separate accounts and other AUM1 accounted for $96.1 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of February 28, 2026 - ($ Millions)
Growth Team
Global Opportunities	$15,690
Global Discovery	1,115
U.S. Mid-Cap Growth	10,141
U.S. Small-Cap Growth	2,921
Franchise	938
Global Equity Team
Global Equity	430
Non-U.S. Growth	17,192
U.S. Value Team
Value Equity	5,898
U.S. Mid-Cap Value	2,081
Value Income	8
International Value Group
International Value	56,723
International Explorer	1,056
Global Special Situations	35
Global Value Team
Global Value	37,890
Select Equity	1,012
Sustainable Emerging Markets Team
Sustainable Emerging Markets	3,095
Credit Team
High Income	13,598
Credit Opportunities	375
Floating Rate	124
Custom Credit Solutions	1,392
Developing World Team
Developing World	3,797
Antero Peak Group
Antero Peak	2,314
Antero Peak Hedge	234
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,704
EMsights Capital Group
Global Unconstrained	1,425
Emerging Markets Debt Opportunities	1,441
Emerging Markets Local Opportunities	1,960
Grandview Property Partners
Grandview Property Partners[3]	895

Total Firm Assets Under Management ("AUM")	$188,484

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $138.8 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).
3 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.